SERVICE AGREEMENT

between

1) Axel Kleinkorres Promotionsagentur, proprietor Axel Kleinkorres, registered offices at Munsterstr. 306 D-40470 Dusseldorf
                               - referred to hereinafter as "Promotion agency" -

and

2)     Sangui  Bio  Tech  International,  Inc.,  registered  offices  at
     1508 Brookhollow Drive, Suite 354, Santa Ana, California 92705, U.S.A represented by the company's President and CEO, J rg Alte
                                        - referred to hereinafter as "Sangui " -


WHEREAS, Sangui Bio Tech International is a U.S American corporation with business interests in the research, development, manufacture and distribution of diagnostic, pharmaceutical and medical products. While diagnostic equipment is developed, manufactured and distributed in the U.S., SanguiBioTech AG, a 100 % subsidiary of Sangui Bio Tech International, Inc., does the research and development for an artificial oxygen carrier, which shall be used both as a blood volume substitute and as a blood oxygen additive. GlukoMediTech AG, also a 100 % subsidiary of Sangui Bio Tech International, Inc., is engaged in the research and development of a glucose sensor for long-term implantation.

WHEREAS, the Axel Kleinkorres Promotions Agency is a newly established company, the staff and/or partners of which have gained a wealth of experience in the field of advertising, promotion, design media work and lobbying and who have successfully carried out commissions and assignments for renowned German and international groups in these fields of activity.

NOW,  THEREFORE,  the  parties  agree  as  follows:

                      ARTICLE   1 SUBJECT OF THE AGREEMENT

(1) Sangui (the "corporation") commissions the promotion agency to provide consulting, planning and supervising services for the public relations of the corporation and its subsidiaries as well to conduct and follow up such public relations services.

(2) The work of the promotion agency includes, but is not limited to the following activities:
- planning, designing and placing advertisements and carrying out advertising measures of all kinds, involving especially the printing and broadcasting media;
- planning and conducting the public relations and providing consulting services in this field, especially with regard to approaching political organizations, authorities as well as public and private institutions in the medical sector, in the media industry and in the financial and investment sector;
-     drawing  up  and  doing  the  art  work  for  a  Corporate  Design,
- planning the external presentation of the corporation and its individual companies and providing consulting services in this field, especially for political decision-making bodies and other political institutions, for authorities, for public and private institutions in the medical sector as well as sponsors of grants;

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-     planning,  organizing  and  conducting  information  events  and  the participation  in  fairs,  especially  in  the  Medica  at  D  sseldorf.
- planning, designing, setting up and updating the corporate homepage in the internet with comprehensive information about the corporation.

(3) The promotion agency shall render its individual services only at Sangui's explicit request and by meeting the job specifications. Publications referring to the corporation in particular shall only be published after having obtained prior approval.

                            ARTICLE   2 REMUNERATION

(1) In consideration for the services detailed above, the promotion agency shall receive 2 600 000 (in words: two million six hundred thousand) shares of common stock at no par value in Sangui Bio Tech International, Inc.

(2) All and any claims of the promotion agency arising from this agreement for the services to be rendered shall be settled with the transfer of the shareholding. This shall include all labor, manufacturing, material and production costs, the travelling, entertainment and any other expenses incurred by the promotion agency, by sub-contractors or by third parties. Nor shall any further claims arise for the expenses and fees of third parties, incurred especially in connection with the services rendered by the promotion agency, such as fees and charges for fairs and exhibitions, including the ancillary costs and charges for advertising.

     Not included in the above remuneration shall be the composition, printing and manufacturing costs for equipping the company with suitable material, such as printed note papers, packaging material, information brochures etc.

     Internal labor, manufacturing and material costs shall be borne exclusively by Sangui.

(3) All any claims of the promotion agency arising from the services rendered between 1998 and the conclusion of the agreement shall also be covered by the above settlement.

(4) The corporation's common stock shall be transferred to the promotion agency within three (3) months after the conclusion of this agreement.

                          ARTICLE   3 TRANSFER OF STOCK

(1) The shareholding is made up of so-called Reg-S shares which are subject to certain restrictions. They must not be sold or transferred in any other way in the sense of the US Securities Exchange Act within the United States or to a US citizen within 12 (twelve) months.

(2) The stock is transferred on the basis of the Offering Memorandum of April 15, 1998, of the Sales Prospectus of July 27, 1998 (published by the D sseldorf-based "Euro-American Beteiligungsvermittlungsgesellschaft") and of the Subscription Agreement of April 27, 1999. The three documents form a substantial part of this agreement and have been attached in Annexes 1-3. The promotion agency explicitly confirms to have read and fully understood the contents of these annexes, especially the references as to the risks involved, including the risks concerning the so-called penny shares and the restrictions concerning the Reg-S shares.

(3) It has been mutually agreed to assume a stock value of US-$ 1.50/share. This value shall only be used as a guideline and calculation basis. It does not represent any promise or any other guaranty of the corporation as to the current or future value of the shareholding or as to the possible or actual revenue if the shareholding was sold. The promotion agency accepts the shareholding without reservations as the only and full consideration for the services to be rendered under this agreement. The shareholding can only be sold or used in any other way on behalf of and for the sole account and the risk of the promotion agency. No claims whatsoever shall arise towards Sangui as to the sale, the realizability or the sales revenue of the shareholding.

(4)     The  claim  to  the transfer of the stock cannot be assigned or pledged.

                   ARTICLE   4 TERM OF AGREEMENT; TERMINATION

(1) The agreement shall become effective on the day of execution and remain in force until December 31, 2000.

(2) The agreement can only be terminated by either party for good reason. The termination shall be communicated by registered letter. Good reasons shall mean especially, but is by no means limited to the following occurrences, if one of the contracting parties
- is verging on insolvency, or becomes otherwise insolvent, especially when bankruptcy proceedings or court composition proceedings are opened against the contracting party concerned or a petition in bankruptcy is dismissed for insufficiency of assets;
- fails to perform its contractual duties to a more than negligible extent and does not meet its commitments despite having been requested in writing to set things right within a reasonable period of at least 30 days;
- has published confidential information about the other party without having been duly authorized to do so or has disclosed such information in any other way to third parties, is trading such information or is found to have misused it in any other way.

(3) If the agreement is terminated by Sangui for good reason, Sangui shall be entitled to request the payment of 225 000 shares of common stock at a price of US-$ 1.50 each for each and every unfinished calendar month until the agreed expiration date of the agreement.

                      ARTICLE   5 RESTRAINT OF COMPETITION

(1) During the term of this agreement, the promotion agency itself or in the guise of a third party shall not act in the same or in a similar capacity for any third party that is directly competing with Sangui or any of its subsidiaries, neither for the own account of the promotion agency nor for the account of any third party, neither directly nor indirectly.

(2) The promotion agency shall neither directly nor indirectly participate or take a financial interest in any competitor company of Sangui.

(3)     This  restraint  of  competition  is  deemed to have been settled by the
remuneration  agreed  in  Article   3  above.

                              ARTICLE   6 WARRANTY

(1) The promotion agency shall undertake to render all services due under the agreement with the due care and diligence of a prudent businessperson and pursuant to the standards prevailing in the industry. The promotion agency shall report regularly about the progress made in rendering its services and consult Sangui about its work. Both parties shall designate contacts who are responsible for the coordination and the mutual communication.

(2) The promotion agency shall assign at least two suitably qualified staff for 40 hours per month each to the performance of this agreement and make available sufficient human and equipment resources at any time for discharging its contractual duties.

(3) The promotion agency shall not be entitled to represent Sangui or any of its subsidiaries or to make any other legal or business representations on their behalf or to act on behalf of Sangui, unless an explicit written commission has been received which shall be restricted to an individual assignment in any case.

                           ARTICLE   7 CONFIDENTIALITY

(1) The contracting parties shall undertake to maintain the strict secrecy concerning the confidential information and the documents of the other party. The contracting parties shall pledge its staff and any third parties having access to such confidential information and documents to maintain the same kind of secrecy for the term of the agreement and beyond.

(2) The promotion agency shall especially ensure that no confidential information relating to the exchange of Sangui's shareholding will be used, neither for its own purposes nor in the interest of third parties. Furthermore, the promotion agency shall pass on to Sangui the names of all persons having access to such information, which is to ensure sufficient control over all persons who might indulge in insider trading.

                          ARTICLE   8 FINAL PROVISIONS

(1) Should any individual provision of this agreement be or become ineffective, the validity of the remaining provisions shall in no way be affected. In such case the contracting parties shall undertake to replace the ineffective provision by relative provisions coming as close as possible to the commercial purpose of the ineffective provision. The same shall apply in the case of a loophole.

(2) Modifications and amendments to this agreement shall be made in writing in order to become legally effective. The same shall apply to the amendment of this clause requiring written amendment.

 (3) This agreement shall be governed by the laws of the Federal Republic of Germany, except the transfer and issue of the stock, which shall be governed by the laws of the State of California. The place of jurisdiction for any legal disputes arising from or about this agreement shall be the registered offices of Sangui or any of its subsidiaries.


Dusseldorf,  April  26,  1999

Axel  Kleinkorres Promotionsagentur      Sangui Bio Tech International,
Inc.



(Signature)                              (Signature)
_______________________________          _______________________________
Axel  Kleinkorres                        Joerg  Alte,
                                         President  and  CEO